EXHIBIT (p)

CODE OF ETHICS

Calvert Funds

Calvert Investment Management (CRM)

Effective:  March 7, 2017

Confidential.  Not for dissemination without approval.

TABLE OF CONTENTS

Table of Contents1

Overview

Part I.

Standards of Business Conduct

Part II.

Policy on Personal Securities Transactions

General Provisions

Appendix 1.

Procedures for Policy on Personal Securities Transactions

Appendix 2.

Adviser Policies and Procedures in Prevention of Insider Trading

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1 The policies and procedures attached to this Code of Ethics as Appendices provide additional guidance on certain topics addressed in the Code but are not a part of the Code.

OVERVIEW2

Applicability

CRM Personnel.  You are subject to this Code of Ethics if you are an employee, officer, director, consultant or intern of CRM.

Funds3 Managed or Distributed by CRM or an Affiliate.  You are subject to this Code of Ethics if you are an “access person” (as defined in Part II below) of a Fund (as defined in Part II below) for which CRM provides day-to-day investment management or Eaton Vance Distributors, Inc., an affiliate of CRM (EVD), acts as principal distributor.

Funds Managed by Sub-Advisers Other Than CRM.  If you are an “access person” (as defined in Part II below) of a Fund (as defined in Part II below) and employed by an sub-adviser that provides the Fund with day-to-day investment management (“unaffiliated adviser”), you are not subject to this Code provided that:

•

you are subject to a code of ethics adopted by the unaffiliated adviser that the relevant Fund’s Chief Compliance Officer has determined meets all the requirements of and complies with Rule 17j-1 under the Investment Company Act of 1940, as amended (“Rule 17j-1”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended; and

•

the Fund Board has approved the unaffiliated adviser’s code of ethics pursuant to and in compliance with Rule 17j-1.

Material exceptions to any such unaffiliated adviser’s Code as applied to a Fund access person are required to be reported to the Fund Chief Compliance Officer promptly.

Independent Trustees of Funds.  Independent Fund Trustees (as defined in Part II) are access persons of the Funds on whose Board they serve.  If you are an Independent Fund Trustee, you are subject to the “Overview - Governing Principles” and “General Provisions” sections of the Code and your obligations under the “Policy on Personal Securities Transactions” section of the Code are set forth in Part II, Section D.

Governing Principles

Independent Trustees of Funds.  If you are subject to this Code as an access person of a Fund, you have a duty at all times to place the interests of the Fund first.   You are required to conduct all your personal securities transactions consistent with the letter and spirit of this Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of your position of trust and responsibility with respect to the Fund.  You are expected not only to follow the specific rules, but also the spirit of the Code.

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2 Capitalized terms used in this Overview have the meanings assigned to them in Part II of the Code.

3 For the ease of reference, the Board of Trustees or Board of Directors of a Fund is referred to collectively herein as the Board of Trustees and Trustees and Directors are referred to collectively herein as Trustees.

In that connection, you may not engage in any activities which directly or indirectly:

•

defrauds a Fund;

•

misleads a Fund, including statements that omit material facts;

•

operates or would operate as a fraud or deceit on a Fund;

•

functions as a manipulative practice with respect to a Fund; or

•

functions as a manipulative practice with respect to a security.

CRM Personnel.  If you are subject to this Code as an employee, officer, director, consultant or intern of CRM you have the same duties outlined above with respect to the Fund as well as to all other Clients (as defined in part II below).

PART I

STANDARDS OF BUSINESS CONDUCT

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If you are subject to this Code:

You are expected to comply with the following standards of business conduct:

•

you must comply with all applicable laws and regulations including the federal securities laws;

•

you must comply with the fiduciary obligations outlined below; and

•

you must comply with this Code of Ethics.

You have a duty to promptly report any violation or apparent violation of the Code of Ethics to the Chief Compliance Officer. This duty exists whether the violation or apparent violation is yours or that of another person subject to this Code. Retaliation against individuals who report violations or apparent violations of the Code in good faith is not permitted.  Violators of the Code are subject to sanctions.

Nothing in this Code restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state or local governmental agency or commission, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. This Code does not limit your right to receive an award from any Regulator that provides awards for information relating to a potential violation of law.  You do not need prior authorization to engage in conduct protected by this paragraph, and do not need to notify the Chief Compliance Officer that you have engaged in such conduct. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Eaton Vance Entities, the Eaton Vance Funds and the Eaton Vance Unit Investment Trusts do not waive any applicable privileges or the right to continue to protect privileged attorney-client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity from federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Fiduciary Obligations

You have a duty to act in utmost good faith with respect to each Client (as defined in Part II below), and to provide full and fair disclosure of all material facts, particularly where the interests of the Company (as defined in Part II below) may be in conflict with those of a Client.  The Company has a duty to deal fairly and act in the best interests of its Clients at all times. The following fiduciary principles govern your activities and the interpretation/administration of these rules:

•

The interests of Clients must be placed first at all times.

•

All your personal trading transactions must be conducted consistent with the rules contained in Part I and Part II of this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

•

You should never use your position with the Company, or information acquired during your employment, in your personal trading in a manner that may create a conflict – or the appearance of a conflict – between your personal interests and the interest of the Company or its Clients. If such a conflict or potential conflict arises, you must report it immediately to the Chief Compliance Officer.

In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•

defrauds a Client in any manner;

•

misleads a Client, including any statement that omits material facts;

•

operates or would operate as a fraud or deceit on a Client;

•

functions as a manipulative practice with respect to a Client; and

•

functions as a manipulative practice with respect to securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of Part I and Part II of the Code of Ethics will not shield you from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to Clients.

Additional Standards of Business Conduct

You are also subject to the Eaton Vance Corp. Code of Business Conduct and Ethics.  Any violation of the Eaton Vance Corp. Code of Business Conduct and Ethics may also be deemed a violation of this Code of Ethics.

PART II

POLICY ON

PERSONAL SECURITIES TRANSACTIONS

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DEFINITIONS

Company refers to each Fund (as defined below), and Calvert Research and Management (CRM).

Eaton Vance Entity means any of the Company, Eaton Vance Corp. (EVC), Eaton Vance Management (EVM), Boston Management and Research (BMR), Eaton Vance Investment Counsel (EVIC), Eaton Vance Advisers International Ltd. (EVAL), Eaton Vance Management (International) Limited (EVMI), Eaton Vance Advisers (Ireland) Limited (EVAI), Eaton Vance Australia Pty. Ltd. (EV Australia), Eaton Vance Management Canada Ltd. (EVMC), Eaton Vance Management International (Asia) Pte. Ltd. (EVMIA), Eaton Vance Trust Company (EVTC) and Eaton Vance Distributors, Inc. (EVD); and together they are the Eaton Vance Entities.

Fund is each Fund that is an investment company registered under the Investment Company Act of 1940 in the Calvert Fund complex.

EV UIT is each investment company registered as a unit investment trust under the Investment Company Act of 1940 that is sponsored by EVD.

Client is (1) any person or entity, including a Fund, for which CRM provides investment advisory services and (2) any EV UIT.

Access Person is each of the following:

(1)

a director, trustee, or officer of (i) a Fund to whom this Code is applicable as described in the Overview above or (ii) CRM;

(2)

an employee, consultant, or intern of (i) a Fund to whom this Code is applicable as described in the Overview above, (ii) CRM or (iii) any Eaton Vance Entity (a) who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to nonpublic information regarding the purchase or sale of Securities by a Client, (b) whose functions in the ordinary course of business relate to the making of any recommendations with respect to such purchases or sales or (c) who has access to such recommendations4;

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4 Clause 2(iii) generally includes a portfolio manager, investment analyst, member of a trading department, most administrative personnel in EVIC and each investment department, and certain members of the investment operations department, separately managed account operations department, information technology department, legal department and fund administration department) or who, in connection with his or her regular functions has access to nonpublic information regarding such recommendations (including certain members of the fund administration department and information technology department).  As used herein, the term “investment analyst” includes any person that performs financial and/or quantitative analysis of securities that results in a recommendation to a portfolio manager regarding an investment in such securities.

(3)

an employee, consultant, or intern of (i) a Fund to whom this Code is applicable as described in the Overview above, (ii) CRM or (iii) any Eaton Vance Entity who, in connection with his or her regular functions or duties, has access to nonpublic information regarding portfolio holdings of a Fund5; and

(4)

a natural person in a Control relationship to (i) a Fund to whom this Code is applicable as described in the Overview above or (iii) CRM who obtains nonpublic information concerning recommendations made to the Client with regard to the purchase or sale of Securities by the Client;

(5)

a Reporting Person; and

(6)

a director, officer or employee of EVD who is not a Reporting Person but who, in the ordinary course of business, makes, participates in, obtains or, in EVD’s judgment, is able to obtain nonpublic information regarding, the purchase or sale of Securities by a Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Securities.

Investment Professional is each of the following:

(1)  an employee of (i) a Fund to whom this Code is applicable as described in the Overview above, or (ii) any Eaton Vance Entity who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Client;6 and

(2)  a natural person who Controls (i) a Fund to whom this Code is applicable as described in the Overview above, or (iii) CRM and who obtains information concerning recommendations made to the Client with regard to the purchase or sale of Securities by the Client.

Every Investment Professional is also an Access Person.

Reporting Person is each employee of EVD or CRM who is a registered representative or registered principal of EVD.

Independent Fund Trustee is a trustee or director of a Fund who is not an “interested person” of the Fund (as determined under the Investment Company Act of 1940).

Immediate Family of any person includes his or her spouse, children, and relatives living in his or her principal residence.

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5 Clause 3(iii) generally includes any portfolio manager, investment analyst, member of a trading department, most administrative personnel in each investment department, and certain members of the investment operations department, separately managed account operations department, information technology department, brand marketing department, media relations department, legal department and fund administration department.

6 Clause (1) generally includes any portfolio manager or investment analyst.

Designated Broker is any one of the following broker-dealer firms:

1.

Charles Schwab;

2.

E*Trade;

3.

Fidelity;

4.

Folio Investing;

5.

Interactive Brokers LLC

6.

Merrill Lynch;

7.

Morgan Stanley Smith Barney;

8.

TD Ameritrade;

9.

UBS;

10.

Wells Fargo;

11.

Hargreaves Lansdown (for international Access Persons only); or

12.

Killik & Co. (for international Access Persons only).

Securities means anything that is considered a “security” under the Investment Company Act of 1940, including most kinds of investment instruments, including:

1.

stocks and bonds;

2.

shares of exchange traded funds (commonly referred to as ETFs);

3.

shares of Funds;

4.

shares of closed-end investment companies, including shares of closed-end funds in the Eaton Vance complex;

5.

options on securities, on indexes and on currencies;

6.

investments in all kinds of limited partnerships;

7.

investments in unit investment trusts, including EV UITs;

8.

investments in private investment funds, hedge funds, private equity funds, and venture capital funds;

9.

units or shares of U.K.-authorized unit trusts (commonly referred to as AUTs) and open-ended investment companies (commonly referred to as OEICs) that are governed by the U.K Financial Services and Market Act 2000 and subject to regulation by the Financial Services Authority (or any successor); and

10.

investments in other non-U.S. unit trusts and non-U.S. mutual funds.

The term “Securities” does not include:

a.

direct obligations of the U.S. Government;

b.

bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements;

c.

shares of open-end investment companies that are registered under the Investment Company Act of 1940 (mutual funds and exchange-traded managed funds), other than shares of Funds; and

d.

premium bonds, indexed-linked savings certificates, fixed income savings certificates, guaranteed equity bonds, capital bonds, children’s bonus bonds, fixed rate savings bonds, income bonds and pensioner’s guaranteed income bonds issued and sold directly to the public through the National Savings and Investments agency of the United Kingdom’s Chancellor of the Exchequer.

Shares of Funds that are not money market funds are Securities for the purposes of this Policy.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.  As used in this Policy, the term “Initial Public Offering” shall also mean a one time offering of stock to the public by the issuer of such stock which is not an initial public offering.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.  A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors.  A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $3 billion.

Beneficial Interest with respect to Securities or a Securities account generally means an interest where you or a member of your Immediate Family, directly or indirectly, (i) have investment discretion or the ability (including joint ability or discretion) to purchase or sell Securities or direct the disposition of Securities; (ii) have voting power over Securities, or the right to direct the voting of Securities; or (iii) have a direct or indirect financial interest in Securities (or other benefit substantially equivalent to ownership of Securities).  For purposes of this Policy, “beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 for purposes of reporting beneficial ownership under Section 16 of the 1934 Act, as amended.

Control means with respect to (1) an entity, the power to exercise a controlling influence over the management or policies of the entity, unless such power is solely the result of an official position with such entity, (2) an account, having investment discretion over the account and (3) an issuer (including a Fund or an EV UIT), a Beneficial Interest in more than 25% of the voting securities of the issuer.

Chief Legal Officer, Chief Compliance Officer, Treasurer, Compliance Manager, Senior Compliance Administrator, Compliance Attorney, Investment Compliance Officer and Treasury Manager mean the persons identified as such in the Procedures.  Questions or comments regarding the Code may be emailed to codeofethics@eatonvance.com.

Procedures means the Procedures for Policy on Personal Securities Transactions attached to this Code as Appendix 1.

A.  Applicability of the Policy

1. Who is Covered.  One or more parts of this Policy apply to Company officers, employees, consultants and interns.  Certain parts apply only to Access Persons, Independent Fund Trustees, Investment Professionals, or Reporting Persons.  The Company will notify you if you are in one of these categories.

This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, children, and relatives living in your principal residence).

2. What Accounts are Covered.  Unless the Compliance Manager or Compliance Attorney determines otherwise based on your specific facts and circumstances, this Policy applies to Securities holdings and transactions: (i) in all accounts in which you or members of your Immediate Family have a direct or indirect Beneficial Interest; and/or (ii) in all accounts that are directly or indirectly under your Control or the Control of a member of your Immediate Family.7

Accounts that are normally covered by this Policy include accounts that are:

(1)

in your name;

(2)

in the name of a member of your Immediate Family;

(3)

of a partnership in which you or a member of your Immediate Family have a Beneficial Interest, or are a partner with direct or indirect investment discretion;

(4)

a trust of which you or a member of your Immediate Family are a beneficiary and/or a trustee with direct or indirect investment discretion (on a sole or joint basis);

(5)

of a closely held corporation, limited liability company or similar legal entity in which you or a member of your Immediate Family are a Controlling shareholder and have direct or indirect investment discretion over Securities held by such entity; and

(6)

an account or trust holding Securities where you have sole or shared investment discretion, or are otherwise deemed to Control.

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7 Please note that any Securities accounts managed by EVIC in which an Access Person or the Immediate Family of an Access Person has a direct or indirect Beneficial Interest are subject to this Policy. Securities transactions in such accounts must be pre-cleared.

3. When You Must Use a Designated Broker.  Except as noted below, all Securities accounts of Reporting Persons or Access Persons must be maintained with one or more Designated Brokers, unless the account:

(1)

holds only shares of Eaton Vance Corp. Securities that are publicly traded and is held with Computershare;

(2) includes only Fund shares and is held with such Fund’s transfer agent;

(3)

includes only Fund shares purchased through the Company’s retirement plans;

(4)

is a retirement account you established through a prior employer, or as part of a DRIP or ESOP investment program;

(5)

includes only units or shares of an AUT or OEIC for which forward prices are available and no Eaton Vance Entity acts as investment adviser; or

(6)

is subject to a code of ethics or similar policy applicable to a member of your Immediate Family requiring an account be held at an entity other than a Designated Broker.

Persons who become Reporting Persons or Access Persons must initiate movement of existing accounts to one or more Designated Brokers within thirty (30) calendar days of the Company notifying them of their status as a Reporting Person or Access Person.8

If you are (a) an Access Person who is an Independent Fund Trustee or (b) a Reporting Person or Access Person that works in the Seattle office, you are not required to maintain all your Securities accounts with one or more Designated Brokers.9

B.  Rules Applicable to All Employees10

If you are a Company officer, employee, consultant or intern, you are subject to the following rules; provided that officers, employees, consultants and interns that work in the Seattle office, are subject to the rules outlined in clauses 4 and 5 below and on Exhibit A.

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8 You may maintain an existing account you opened with a broker, dealer or bank that is not a Designated Broker if:

(a)

(1) you were an Access Person of an Eaton Vance Entity other than CRM prior to October 1, 2008 and (2) the account was established with such broker, dealer or bank prior to October 1, 2008;

(b)

(1) you became an Access Person of an Eaton Vance Entity other than CRM on October 1, 2009, (2) immediately prior to becoming an Access Person you were a Reporting Person, and (3) the account was established with such broker, dealer or bank prior to October 1, 2009;

(c)

(1) you were an Access Person of EVAL and/or EVMI on August 3, 2015 and (2) the account was established with such broker, dealer or bank prior to August 3, 2015.

9 The Securities accounts of Reporting Persons and Access Persons that works in the Seattle office must comply with the requirements of Exhibit A.

10 Reminder:  When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect Beneficial Interest.  See section A, “Applicability of the Policy,” above.  The procedure for obtaining pre-clearance is explained in the Procedures.

1.  Pre-clearance: EVC Securities.  You must pre-clear all purchases, sales or other transactions involving EVC Securities that are publicly traded with the EVC Treasurer or Treasury Manager, except that you do not have to pre-clear (1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) bona fide gifts of such EVC Securities that you receive, or (3) automatic, non-voluntary transactions involving such EVC Securities, such as stock dividends, stock splits, or automatic dividend reinvestments, or certain non-voluntary transactions initiated by a broker, dealer or bank with respect to such EVC Securities deposited in a margin account.  NOTE:  The purchase or sale of publicly traded options on Eaton Vance Securities is prohibited.

There are times when transactions in EVC Securities are routinely prohibited, such as prior to releases of earnings information.  Normally you will be notified of these blackout periods.

2.  Pre-clearance: Eaton Vance Closed-End Funds. You must pre-clear all purchases and sales of shares Eaton Vance closed-end funds.  You may obtain a list of all of Eaton Vance closed-end funds at http://funds.eatonvance.com/All-Closed-end-funds.php.

3.  Reporting Requirements.  You must ensure that the broker-dealer you use sends to the Senior Compliance Administrator copies of confirmations of all purchases and sales of EVC Securities that are publicly traded and shares of Eaton Vance closed-end funds that you were required to pre-clear.  If you are an Access Person required to file reports of personal Securities transactions, these purchases and sales must be included in your reports.

4.

Prohibited Transactions.  You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the Security or its issuer.  Please read Appendix 2 to the Code of Ethics, the Adviser Policies and Procedures in Prevention of Insider Trading.

5.

Transactions in Fund Shares.  You must comply with all prospectus restrictions and limitations on purchases, sales or exchanges of Fund shares when you purchase, sell or exchange such shares or units.

C.  Rules Applicable to Access Persons11

If you are an Access Person, you are subject to the following rules, in addition to the “Rules Applicable to All Employees” in section B above; provided that (1) Access Persons who are Independent Fund Trustees are only subject to the Access Person rules in section D of this Part II and (2) Access Persons that work in the Seattle office, are subject to the rules outlined in Exhibit A.

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11 Reminder:  When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect Beneficial Interest, and over which you or they exercise direct or indirect influence or Control.  See section A, “Applicability of the Policy,” above and check the definition of “Securities” and of other capitalized terms in the “Definitions” section above.

1.  Pre-Clearance: All Securities.  You must pre-clear all purchases and sales of Securities, except that you do not have to pre-clear:

(1)

a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value all of your purchases of equity Securities of that

Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000;

(2)

a sale of equity Securities of a Large Cap Issuer, if the value of such sale, together with the value all of your sales of equity Securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000;

(3)

a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) calendar days, would not exceed $50,000;

(4)

a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) calendar days, would not exceed $50,000;

(5)

a purchase of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such purchase together with the notional value of all such purchases with respect to a given currency in the previous six (6) calendar days would not exceed $50,000;

(6)

a sale of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such sale together with the notional value of all such sales with respect to a given currency in the previous six (6) calendar days would not exceed $50,000;

(7)

a purchase (including through an exchange) of Securities of a Fund;

(8)

a redemption (including through an exchange) of Securities of a Fund;

(9)

a purchase of units or shares of an AUT or OEIC, provided that the Access Person receives a forward price for such purchase of the units or shares and no Eaton Vance Entity acts as investment adviser to the AUT or OEIC;

(10)

a redemption of units or shares of an AUT or OEIC, provided that the Access Person receives a forward price for such redemption of the units or shares and no Eaton Vance Entity acts as investment adviser to the AUT or OEIC;

(11)

an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, or automatic dividend reinvestment, or the termination of a unit investment trust (including an EV UIT); or

(12)

a transaction pursuant to a mandatory tender offer or bond call that is applicable pro rata to all stockholders or bond holders, respectively.

The exemptions from pre-clearance in clauses (1) through (6) above do not apply to trading in any Security that is placed on a restricted list pursuant to the Eaton Vance Policies and Procedures in Prevention of Insider Trading.  Further, the Chief Compliance Officer may suspend your ability to rely on the exemptions from pre-clearance in clauses (1) through (10) if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

You are responsible for determining if an issuer is a Large Cap Issuer; you may consult an appropriate Internet website for this purpose, such as Yahoo: Finance.  Remember that you must always pre-clear all transactions (i.e. purchases, sales and gifts) in EVC Securities that are publicly traded and shares of an Eaton Vance closed-end fund even if EVC or the fund, as applicable, is a Large Cap Issuer.  See section B.1,

“Pre-Clearance: EVC Securities” and section B.2, “Pre-Clearance: Eaton Vance Closed-End Funds” above.  Investment Professionals have additional pre-clearance obligations.  See section F, “Additional Rules Applicable to Investment Professionals and Certain Other Persons,” below.

You will not receive pre-clearance of a transaction for any Security at a time when the Chief Compliance Officer or Chief Legal Officer believes circumstances warrant prohibiting a transaction in a particular Security.  This may include when there is a pending buy or sell order for the same Security for a client.  Remember that the term “Security” is broadly defined.  For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance.  A pre-clearance approval normally is valid only during the day on which it is given.  Pre-clearance procedures are set forth in the Procedures.

2.  Prohibited and Restricted Transactions.  The following transactions are either prohibited without prior approval, or are discouraged, as indicated.  The procedures for obtaining approval are in the Procedures.

a.  Initial Public Offering of an EV UIT.  From the time that the final investment portfolio to be disclosed in the registration statement of an EV UIT (referred to as the Final Investment Portfolio) is disseminated internally to personnel of EVD (and its affiliates) by the Director of UIT Product Development or his designee in connection with the Initial Public Offering of that EV UIT (referred to as the Dissemination Date) until the first (1st) day of the Initial Public Offering period of that EV UIT, no Access Person may purchase or sell any Security in the Final Investment Portfolio in his or her personal Securities account.

b.  Initial Public Offerings.  You may not purchase or otherwise acquire any Security in an Initial Public Offering.  You may apply to the Chief Compliance Officer and the Investment Compliance Officer for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances.  Accordingly, the Company discourages such applications.  You might be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form.

c.  Limited Offerings.  You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Chief Compliance Officer and the Investment Compliance Officer.  (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.)  Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or expects to establish such a relationship).  Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend.

d.  Short Sales.  You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”) and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes.  All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

e.  Naked Options.  You may not engage in option transactions with respect to any Security, except that (i) you may purchase a put option or sell a call option on Securities that you own and, (ii) in order to close such a transaction, you may sell a put option or purchase a call option on Securities that you own.  You may not engage in the purchase or sale of publicly-traded options on shares of EVC Securities.  All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

f.  Short-term Trading.  You are strongly discouraged from engaging in excessive short-term trading of Securities.  The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) calendar days are generally regarded as short-term trading.  Such transactions are subject to pre-clearance.

3.  Prohibited Transactions:

a.  Access Person with Access to Analyst Select Portfolio, Counselors Focus Portfolio or Code Red.  If you are an Access Person with access to the Analyst Select Portfolio or Counselors Focus Portfolio, you may not purchase or sell any Security until the seventh (7th) calendar day after any (a) Analyst Select Portfolio purchase or sale activity regarding that Security (whether an addition, increased position, deletion, or decreased position), (b) addition or deletion of such Security from the Counselors Focus Portfolio, or (c) change in the WPP of that Security on Code Red in an amount to be determined from time to time by the Chief Equity Investment Officer of Calvert,12 in each case to provide sufficient time for Client transactions in that Security before personal transactions in that Security.  You will receive written notice from the Chief Compliance Officer or her designee if you are subject to this restriction.

b.  Investment Operations Department – Separately Managed Accounts.  If you are an Access Person in the investment operations department, you may not purchase or sell any Security from the day of any communication or notice (verbal or written) of a pending program trade until the second (2nd) business day after execution of that pending program trade by all participating separately managed accounts.

_______________________

12 The WPP is the “weighted price potential” of the security as determined by an analyst or other Investment Professional in the EVM or EVMI Equity Department of [February X, 2017].  The amount the WPP must change in order to trigger this restriction is 5% and is subject to change at any time without notice.

4.  Investment Clubs.  You may not be a member of an investment club that trades in and owns Securities in which members have an interest.  Such an investment club is regarded by this Policy as your personal account, and it is usually impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club.  If you were a member of an investment club and an employee of an Eaton Vance Entity other than CRM on September 1, 2000, you may either (i) resign from the club by January 31, 2001 or promptly upon becoming an Access Person, and until your resignation is effective you may not influence or Control the investment decisions of the club, or (ii) you may continue as a member, but only if the club is regarded as your personal account and you (and the club) meet all of the requirements of this Policy with respect to every securities transaction by the club, including pre-clearance, prohibited and restricted transaction, and reporting requirements.

5.  Reporting Requirements13.  You are required to provide the following reports of your Security holdings and transactions to the Senior Compliance Administrator.  Please refer to the Procedures for reporting procedures and forms.

a.  Initial Report of Holdings.  Within ten (10) calendar days after you become an Access Person, you must submit to the Senior Compliance Administrator a report of your holdings of Securities, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than forty-five (45) calendar days before you became an Access Person.  Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Senior Compliance Administrator.

b.  Annual Report of Holdings.  After January 1 and before January 31st of each year, you must submit to the Senior Compliance Administrator a report of your holdings of Securities, current within forty-five (45) calendar days before the report is submitted, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held.  Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Senior Compliance Administrator.

c.  Quarterly Transaction Report.  Within thirty (30) calendar days after the end of each calendar quarter, you must submit to the Senior Compliance Administrator a report of your transactions in Securities during that quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at

_______________________

13 Reminder: Your reports also relate to members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy,” above.  Please review the definition of Securities in the “Definitions” section above.

which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected.  If you established an account with a broker, dealer or bank in which any Security was held during that quarter, (i) the broker, dealer or bank must be a Designated Broker and (ii) you must state the name of the broker, dealer or bank and the date you established the account on your report.  The report must state the date on which you submit it to the Senior Compliance Administrator.

You do not have to submit a quarterly transaction report if (i) copies of all of your transaction confirmations and account statements are provided to the Senior Compliance Administrator for that quarter (see paragraph 7, “Confirmations of Transactions and Account Statements,” below), or (ii) all of the information required in such report is, on a current basis, already in the records of the Company (as, for example, in the case of transactions in EVC Securities through the EVC employee stock purchase plan or by the exercise of stock options).

7.  Confirmations of Transactions and Account Statements.  You must ensure that each broker, dealer or bank with which you maintain an account send to the Senior Compliance Administrator, as soon as practicable, copies of all confirmations of your Securities transactions and of all monthly, quarterly and annual account statements.  See section A.2., “Applicability of the Policy – What Accounts are Covered,” above.

This requirement does not apply to Securities transactions involving shares of a Fund where EVD acts as your broker.

If you certify to the Compliance Assistance that the Senior Compliance Administrator has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

D.

Rules Applicable to Access Persons Who Are Independent Fund Trustees

If you are an Access Persons who is an Independent Fund Trustee, you are subject to the following rules:

1.  Prohibited Transactions.  You are prohibited from purchasing or selling any security while you are in the possession of material, non-public information concerning the Security or its issuer.

2.  Reporting.  As an Independent Fund Trustee you are generally exempt from the reporting requirements applicable to Access Persons (see section C.5.).  However, if you  knew or, in the ordinary course of fulfilling your official duties as a trustee, should have known that during the fifteen (15) day period immediately before or after your transaction in a Security, the Fund purchased or sold the Security, or the Fund or its investment adviser considered purchasing or selling the Security, you must file a quarterly transaction report with the Fund Chief Compliance Officer within thirty (30) calendar days after the end of such calendar quarter.  The report must include the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected.  The report also must state the date on which you submit it to the Fund Chief Compliance Officer.

E.  Rules Applicable to Reporting Persons14

In addition to the “Rules Applicable to All Employees” and “Rules Applicable to Access Persons” in sections B and C above, if you are a Reporting Person (other than a Reporting Person that works in Seattle), you are required to submit a written notice to the Senior Compliance Administrator prior to establishing any new Securities account covered by the Policy or placing an order for the purchase or sale of any Security with any broker, dealer or bank.  The notice must identify the broker, dealer or bank (which must be a Designated Broker) on such account.  Please refer to the Procedures for reporting procedures and forms.  Reporting persons that work in Seattle, you are subject to the rules outlined in Exhibit A.

F.  Additional Rules Applicable to Investment Professionals and Certain Other Persons15

If you are an Investment Professional, or a member of a portfolio management team in the case of section F.3 below, you may be subject to the following rules, in addition to the “Rules Applicable to Access Persons” in section C above, provided that Investment Professionals and members of a portfolio management team that work in Seattle will be subject to the rules in Exhibit A.  Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore Clients must be given the opportunity to trade before you do so for yourself.  In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients’ interests.  While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions described below, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

1.  Prohibited Transactions: All Investment Professionals.  You may not cause or recommend a Client to take action for your personal benefit.  Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

_______________________

14 Reminder:  Your reports also relate to members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy,” above.  Please review the definition of Securities in the “Definitions” section above.

15 Reminder:  When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect Beneficial Interest. See section A, “Applicability of the Policy,” above and check the definition of “Securities” and of other capitalized terms in the “Definitions” section above.

2.  Prohibited Transactions:  EV UITs.  If you are an Investment Professional who is responsible for identifying the securities that will comprise the investment portfolio for an EV UIT, you must promptly disclose to the Investment Compliance Officer if you have purchased any Security that is included in the Final Investment Portfolio for that EV UIT within the seven (7) calendar days preceding the Dissemination Date of that Final Investment Portfolio.  Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the EV UIT, or you may have to pay to the EV UIT’s account the difference between your and the EV UIT’s purchase price for the Security, if your price was lower.

3.  Prohibited Transactions: Portfolio Managers, Members of Portfolio Management Teams, et al.  For each of the prohibited transactions listed below in this section F.3, you are deemed to “manage” and/or be part of the “portfolio management team” for each Client account (other than any EV UIT) for which (i) you are a named portfolio manager or (ii) you have regular access to nonpublic information regarding the actual purchase or sale of Securities for the account prior to the placement of an order to purchase or sell such Securities with the relevant trading personnel for execution.  You are deemed to have such regular access to nonpublic information regarding the actual purchase or sale of Securities for a Client account if you have the authority to: (x) complete trade tickets (or other documentation) required in order to place an order to purchase or sell Securities for the account with the relevant trading personnel for execution; (y) place such an order for the account with the relevant trading personnel for execution; or (z) review such trade tickets (or other documentation) prior to submission to the relevant trading personnel for execution, in each case whether in hard copy or by electronic means.16

a.  Personal Trades in Same Direction as Client.  If you are a portfolio manager or a member of a portfolio management team, you may not purchase any Security for your personal account until one (1) calendar day after you have purchased that Security for any Client account that you manage.  You may not sell any Security for your personal account until one (1) calendar day after you have sold that Security for any Client account that you manage.

b.  Personal Trades in Opposite Direction as Client: Seven-Day Blackout.  If you are a portfolio manager or a member of a portfolio management team, you may not sell any Security for your personal account until the eighth (8th) calendar day after you have purchased that Security for any Client account that you manage.  You may not purchase any Security for your personal account until the eighth (8th) calendar day after you have sold that Security for any Client account that you manage.

_______________________

16 The prohibited transactions in this section F.3 do not apply to: (1) persons with access to nonpublic information regarding only potential purchases or sales of Securities in Client accounts, such as in connection with additions, deletions or rating or recommendation changes of securities through the Analyst Select Portfolio, Counselors Focus Portfolio or on Code Red (see section C.3 for the prohibitions that relate to such persons and such situations).

c.  Trading Before a Client.

(i)  If you are a portfolio manager, before you place an order to purchase a Security for a Client account that you manage, you must disclose to the Investment Compliance Officer if you have purchased that Security for your personal account within the preceding seven (7) calendar days.  Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client’s account the difference between your and the Client’s purchase price for the Security, if your price was lower.

(ii)  If you are a portfolio manager, before you place an order to sell a Security for a Client account that you manage, you must disclose to the Investment Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) calendar days.  Depending upon the circumstances, you may or may not be required to pay to the Client’s account the difference between your and the Client’s sales price for the Security, if your price was higher.

(iii)  As a member of a portfolio management team, if you enter into a Security transaction for your personal account of a type described in section F.3.c(i) or (ii) you must disclose such transactions to the Investment Compliance Officer (to the extent you have actual knowledge of the transaction for the Client account).  Depending upon the circumstances, you may or may not be subject to the relevant requirements described in such sections.

d.  General Prohibition.  Because your responsibility is to put your Client’s interests ahead of your own, if you are a portfolio manager or a member of a portfolio management team you may not delay taking appropriate action for a Client account that you manage in order to avoid potential adverse consequences in your personal account.

4.  Prohibited Transactions: Investment Analysts.  If you are an investment analyst (other than an investment analyst that works in Seattle), before you purchase or sell a Security, Clients must be afforded the opportunity to act upon your recommendations regarding such Security.  You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated throughout the relevant investment group your research conclusion regarding that Security (through an Analyst Select Portfolio recommendation or Security rating, including ratings communicated through Code Red or other research system) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth in 4(a) and 4(b) below), or (ii) you have first determined, with the prior concurrence of the Investment Compliance Officer, that investment in that Security is not suitable for any Client.  If your research conclusions are not communicated through an Analyst Select Portfolio recommendation or Security rating, before you purchase or sell a Security for which you have coverage responsibility, you must first obtain the approval of the Investment Compliance Officer.

a.  Personal Trades Consistent with New or Changed Recommendations or Ratings.  If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the third (3rd) business day after you have broadly communicated a new or changed recommendation or rating for such Security to the Investment Professionals in the relevant department, and then only if your transaction is consistent with your recommendation or rating.

b.  Personal Trades Inconsistent with New or Changed Recommendations or Ratings.  If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the tenth (10th) calendar day after you have broadly communicated your new or changed recommendation or rating for such Security to the Investment Professionals in the relevant department, if your transaction is inconsistent with your recommendation or rating.   You must pre-clear any such transaction and disclose to the Investment Compliance Officer the reasons you desire to make a trade inconsistent with your recommendation or rating.

c.  Trading before Communicating a Recommendation or Rating.  If you are an investment analyst who is in the process of making a new or changed recommendation or rating for a Security for which you have coverage responsibility, but you have not yet broadly communicated your research conclusions and recommendations or ratings for such Security to the Investment Professionals in the relevant department, you are prohibited from trading in that Security.

5.  Required Disclosures: Investment Analysts.  If you are an investment analyst, before you make a recommendation that a Security be purchased, sold or held by a Client, you must disclose to the Investment Compliance Officer and to any Investment Professionals to whom you make the recommendation any direct or indirect Beneficial Interest you may have in that Security.

GENERAL PROVISIONS

1.  Maintenance of List of Access Persons and Investment Professionals: Notification.  The Senior Compliance Administrator shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2.  Review of Securities Reports.  The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Senior Compliance Administrator, will be reviewed in accordance with the attached Procedures.

3.  Certifications by Employees.  Each employee of an Eaton Vance Entity must certify at the time of hire and annually thereafter (within the timeframes established from time to time by the legal department) that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.  In addition upon any revision to this Code of Ethics, each employee of an Eaton Vance Entity must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

4.  Fund Board Approval.  The Board of Trustees of each Fund, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after such change is adopted.

5.  Annual Report to Fund Board.  At least annually each of CRM and EVD shall submit to the Board of Trustees of each Fund a written report that (a) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (b) certifies that each such company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

6.  Recordkeeping Requirements.  On behalf of each Company, EVC shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission (“SEC”) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

(1)

copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;

(2)

a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;

(3)

copies of each report referred to in sections C or D of the Policy on Personal Securities Transactions (“Policy”) of Part II above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided (notwithstanding the foregoing, any confirmation relating to a Securities transaction subsequently reported in a monthly, quarterly or annual account statement may be disposed of following the receipt of such account statement);

(4)

a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least 5 years after the end of the fiscal year in which the approval is granted;

(5)

a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least 5 years after the end of the fiscal year in which the approval is granted;

(6)

a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in section C or D of the Policy and who are or were responsible for reviewing such reports;

(7)

copies of each certification referred to in paragraph 3 of these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made; and

(8)

a copy of each Annual Report to a Fund Board referred to in paragraph 5 of these General Provisions, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

7.  Confidentiality.  All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of EVC, by representatives of the SEC, or otherwise as required by law, regulation, or court order.

8.  Interpretations.  If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Compliance Attorney.

9.  Violations and Sanctions.  Any employee of the Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment.  Each sanction shall be recommended by the Compliance Officer in consultation with the Chief Compliance Officer and approved by the Chief Legal Officer or Management Committee of EVC.  In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Chief Legal Officer shall recommend the sanction to be imposed for approval by the Management Committee of EVC.

If the Chief Compliance Officer believes that any Fund trustee who is not an employee of a Company has violated any provision of the Policy, he or she shall so advise the trustees of the Fund, providing full particulars.  The Fund trustees, in consultation with counsel to the relevant Fund and/or counsel to the relevant Independent Fund Trustees, shall determine whether a material violation has occurred and may impose such sanctions as they deem appropriate.

In adopting and approving this Code of Ethics, the Company and the Fund Boards of Trustees do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act or Rule 204A-1 of the Investment Advisers Act.

Exhibit A

Rules Applicable to Employees and Access Persons

Working in the Seattle Office

Trading in General

You may not engage, and you may not permit any other person or entity to engage, in the purchase or sale of any non-exempt Security (as defined below) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless the transaction is an Exempt or Permitted Transaction (as defined below), and you have fully complied with this policy.

In all cases, transactions in non-exempt Securities must be entered as same-day orders.

Use of Broker-Dealers and Brokerage Accounts

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer. All accounts must be with a broker on the list of approved brokerage firms, unless you have received prior approval from the Chief Compliance Officer or his or her designee.

Exempt Transactions

The following transactions are exempt from all provisions of this Code (“Exempt Transactions”) unless noted below:

i.

Any transaction of Securities that is non-volitional by the Access Person, including purchases or sales of Securities in which such Access Person has no advance knowledge of the transaction.

ii.

The purchase of Securities effected pursuant to an automatic investment plan, such as a dividend reinvestment plan (DRP, DRIPS) or similar monthly investment program. (The sale of Securities acquired under an automated investment plan is exempt from the 60-day holding requirement but is subject to all other provisions of this Code.)

iii.

Transactions effected by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

iv.

Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

v.

Purchases or sales of Securities issued in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”).

vi.

Purchases of Securities and options received as compensation from an employer or through an Employee Stock Purchase Plan (“ESPP”). (The sale of Securities and options received from an employer or via an ESPP is exempt from the 60-day holding requirement but are subject to all provisions of this Code.) This provision does not apply to the Eaton Vance ESPP. Access Persons are required to pre-clear the sale of EV stock.

Permitted Transactions

The following personal securities transactions are permitted under the Code. These permitted transactions do not require pre-clearance approval but are subject to the reporting and holding requirements of this Code.

i.

Purchases or sales of up to $100,000 per day per issuer of fixed-income Securities.

ii.

Purchases or sales of up to $50,000 per day per ETF, closed-end fund or similar instrument.

iii.

Purchases or sales of up to $50,000 per day per issuer for issuers with a market cap value greater than $3 billion (at time of transaction).

iv.

Purchases or sales of up to $10,000 per day per issuer for issuers with a market cap value less than $3 billion (at time of transaction).

v.

Derivatives to the extent that the trading equivalent limitations included above are enforced. For options, transaction value shall be based on the equitable number of underlying shares and the strike price, and market cap value shall be determined by the value of the underlying Security at the time of purchase. All other derivatives transactions, including futures and swaps, must be pre-cleared. Using a derivative instrument to circumvent a restriction in the Code of Ethics is prohibited. For example, selling a deep in-the-money call for the purpose of avoiding the 60 day hold period is prohibited. Cash settled options are exempt from the trading equivalent limitations included above.

vi.

Short sales of equities to the extent that the above trading equivalent limitations are enforced.

vii.

Purchases or sales of Eaton Vance Corp. stock (NYSE: EV) so long as you have obtained written pre-approval from the Treasurer of Eaton Vance Corp., or designee. However, the exercise and sale of EV stock options do not require pre-clearance, and are exempt from the trading equivalent limitations above.

In special circumstances, an Access Person may request and receive relief or exemption from a personal trading restriction, requirement or procedure contained in this Code if the action does not negatively affect client trading or violate any regulations. The Access Person must obtain pre-approval from the Chief Compliance Officer or his or her designee by submitting a written request describing the special circumstances and the intended transaction. The Chief Compliance Officer or his or her designee shall consider to what extent the desired transaction would create a material conflict of interest or harm client portfolios when making its determination to approve or deny the request. The Chief Compliance Officer or his or her designee may deny a request for any reason. The  approval or denial to the Access Person shall be communicated to the Access Person in writing and recorded by the Chief Compliance Officer or his or her designee in a log detailing all such requests.

Prohibited Practices

The following practices are explicitly prohibited by Access Persons at all times:

i.

Trading on changes in the Eaton Vance Analyst Select Portfolio (“ASP”) Ratings. Notwithstanding the Exempt Transactions listed above, if you are a Portfolio Manager who utilizes or has access to the ASP, you may not purchase or sell any Security until the seventh (7th) day after any change in the rating of that Security in the MSL (i) from 1, 2 or 3 to 4 or 5, or (ii) from 3, 4 or 5 to 1 or 2, in each case to provide sufficient time for Client transactions in that Security prior to personal transactions in that Security.

ii.

Acquiring Beneficial Ownership of any Securities in an initial public offering (IPO) (as defined in Rule 17j-1). Although generally not permitted, rare exceptions may be submitted to the Chief Compliance Officer or his or her designee for consideration and must be pre-approved.

iii.

Short-term trading of Securities. An employee may not sell a Security until at least 60 calendar days after the most recent purchase trade date. An employee may not repurchase a Security until at least 60 calendar days after the most recent sale trade date. You may not trade partial positions or use FIFO principles to enter into or trade out of positions of the same Security. This applies to short-term gains and losses, and includes derivative and shorting transactions. Options and futures transactions may not be exercised, renewed, or closed out within 60 days of the initiation of the contract. Written Compliance approval for personal emergencies may be granted on an exception basis.

iv.

Transactions in, or the exercise of, derivatives or other Security positions which may independently cause a violation of any allowable personal trading activities.

v.

Orders that are open for longer than one trading day (i.e., Good-till-cancelled (GTC) and other carry-over orders).

vi.

Owning more than 2% of the outstanding shares of any one company without written pre-approval.

vii.

Transactions in Securities when you know that a same-day proprietary model and/or third-party investment manager model trade will occur.

viii.

Membership in an investment club.

Due to the volume and scope of Securities transactions within Client portfolios and the unpredictable nature of optimization-driven trading, the possibility exists that personal transactions will occur in the same or opposite direction of Client transactions. A personal transaction in the same direction as a Client trade, or in the opposite direction after a Client trade, is not necessarily a violation of the Code of Ethics unless you knew that the Client trade would occur.

Notice

Personal trading is a privilege and not a right of employment. All personal trading is subject to review, especially when done in excess. Please be aware that, if deemed appropriate, you may be prohibited from trading in any position at any time. The restricted list currently applicable to certain Securities may be expanded without advance notice upon the directive of the Chief Compliance Officer or his or her designee to include additional employees and/or other Securities. Accordingly, you may transact in Securities in an exempt category or hold positions previously unrestricted and be unable to take profits or losses at an opportune time.

Pre-clearance Procedures

If a Securities transaction requires pre-clearance, Securities may be purchased or sold only if you have submitted a written request to the Chief Compliance Officer or his or her designee for approval to make the purchase or sale. Compliance must provide written pre-approval, and this pre-approved transaction must be executed by the close of the market on the same trading day.

No Access Person should submit a pre-clearance request if the individual knows that such a transaction may be considered a violation of any other Code requirements including, but not limited to, blackout period restrictions, front running, and insider trading.

Private Placements

You must pre-clear all private placement investments through the Compliance Science Personal Trading Control Center (“PTCC”). You may not acquire Beneficial Ownership of any Securities in a private placement (a limited offering as defined in Rule 17j-1), unless you have received prior approval from the Chief Compliance Officer or his or her designee. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more advisory clients, and the opportunity to invest has not been offered to you by virtue of your position.

If you have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an advisory client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by a Portfolio Manager who does not have Beneficial Ownership of any Securities of the issuer.

Reporting

Reporting of Transactions and Brokerage Accounts

You must promptly report all brokerage accounts and Securities transactions. To satisfy these requirements you must cause each registered broker-dealer which maintains an account for Securities of which you have Beneficial Ownership to provide to the Chief Compliance Officer or his or her designee information regarding all holdings and transactions (no less than quarterly) for the account. Reporting must include any transactions in registered funds managed by Parametric Portfolio Associates including, but not limited to, the Funds and Eaton Vance funds.

All Access Persons are required to promptly report to the Chief Compliance Officer or his or her designee any new investment accounts in which you will maintain direct or indirect beneficial ownership of Securities. New accounts should be reported no later than 10 days after they are established.  New accounts must be with a broker on the list of approved brokerage firms. The Chief Compliance Officer or his or her designee monitors Access Persons’ investments accounts by receiving daily electronic data feeds from the broker-dealers. No trading may occur in an Access Person’s investment account until the electronic data feed has been established and a notification email has been sent to the individual by the Chief Compliance Officer or his or her designee.

All Access Persons who are Reporting Persons are required to obtain EVD’s consent when establishing a brokerage account. FINRA registered Access Persons must contact the Chief Compliance Officer or his or her designee prior to opening a new account; the Chief Compliance Officer or his or her designee will collaborate with EVD and will assist with the approval process. In accordance with FINRA Rule 3050, FINRA-registered representatives must notify EVD.

Non-Discretionary Accounts

An investment account that has been established by or on behalf of an Access Person may be relieved of the personal trading restrictions of this Code if the Chief Compliance Officer or his or her designee determines that the Access Person has no direct or indirect influence or control of the securities held in the account (a “Non-Discretionary Account”). The approval of the Chief Compliance Officer or his or her designee is contingent upon the provision of a letter whereby the broker, financial adviser, trustee or other control person other than an Access Person of the Non-Discretionary Account (the “Fiduciary”) confirms that the Fiduciary has been granted full discretionary authority for the management of the Non-Discretionary Account and neither the Access Person nor his/her immediate family members will be consulted prior to the purchase or sale of Securities held in the Non-Discretionary Account, with the exception of purchases or sales of EV common stock, for which the Access Person must receive pre-trade approval from the Treasurer of Eaton Vance Corp., or designee; furthermore, the Fiduciary must confirm that they will not accept any direction from the Access Person to buy or sell any Security (EV common stock excluded)  nor shall he/she consult with the Fiduciary as to the particular allocation of investments. Transactions in Securities held in an approved Non-Discretionary Account are exempt from the personal trading restrictions of this Code. However, Access Persons must ensure that the Fiduciary provides holdings and transactions information to the Chief Compliance Officer or his or her designee via regular electronic data feeds or duplicate account statements which will be reviewed by the Chief Compliance Officer or his or her designee to verify that prohibited transactions have not occurred.  Access Persons who maintain beneficial ownership of Securities in one or more Non-Discretionary Accounts will be required to certify annually, no later than 30 days after the calendar year-end, that they have no direct or indirect influence or control over the Non-Discretionary Accounts and have not directed the Fiduciary to buy or sell Securities held therein.  If an Access Person fails to submit the annual certification as required, their accounts will no longer considered to be Non-Discretionary Accounts and will be subject to all personal trading provisions of this Code.

Initial, Quarterly and Annual Reports

You must disclose your holdings of all non-Exempt Securities of which you have Beneficial Ownership within 10 days of becoming an Access Person and annually thereafter or as requested by the Chief Compliance Officer or his or her designee. All information must be current within 45 days of your employment date.

In addition to submitting Initial and Annual Holdings Reports, Access Persons shall submit to the Chief Compliance Officer or his or her designee on a quarterly basis a Personal Transactions Certification within 30 days after each quarter-end or sooner as determined by Compliance.

Initial, quarterly and annual reports must be submitted to the Chief Compliance Officer or his or her designee via Compliance Science’s PTCC.  Please notify the Chief Compliance Officer or his or her designee immediately if any holdings or transactions listed on your reports are inaccurate.

Certificate of Receipt

You are required to acknowledge receipt of your copy of the Code. You may receive the same or a similar acknowledgement certification for this purpose whenever the Code is amended. These certifications are to be completed via Compliance Science’s PTCC.

Annual Certificate of Compliance

You are required to certify upon commencement of your employment or the effective date of this Code—whichever occurs later—and annually thereafter, that you have read and understand this Code and you recognize that you are subject to this Code. Each annual certification will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings required hereunder and all transactions during the prior year in Securities of which you had or acquired Beneficial Ownership. These certifications are to be completed via Compliance Science’s PTCC.

Remedial Actions

The Chief Compliance Officer or his or her designee will monitor for compliance with this Code. Any Access Person who is found to have violated any provision of this Code, including submission of incomplete, false or untimely reports, may be sanctioned. Parametric does not take violations of the Code of Ethics lightly. All violations of this Code will be treated with the highest level of scrutiny, weighing the regulatory and reputational risks as principal factors. All violations are subject to remedial actions. First time violations are not exempt from disciplinary action. Remedial actions will include a letter to your employee personnel file and other sanctions as determined by the Chief Compliance Officer or his or her designee. If you violate requirements by executing a personal trade, you may be required to promptly reverse the trade in the same account the violation occurred. If you buy the stock back at a higher price or sell the stock at a lower price, you will be responsible for all losses excluding commissions. If you buy back the stock at a lower price or sell the stock at a higher price, all profits, excluding commissions, must be donated to a mutually acceptable charity. In addition to these penalties, one or a combination of the following may occur if you violate this Code:

i.

You may be restricted from all personal trading for a period of 3-24 months.

ii.

Your future bonuses and salary may be affected.

iii.

You may be subject to a substantial fine.

iv.

You may be demoted, suspended, or immediately terminated.

Once the Chief Compliance Officer or his or her designee has determined the appropriate sanctions, the Access Person with the violation must promptly comply, thereby taking action within one business day. All Code of Ethics documentation, reports, brokerage statements and other materials required under this Code will be retained for a minimum of six years following the end of the Access Person’s termination year.